Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2001 Long-Term Stock Incentive Plan of BioMimetic Therapeutics, Inc. of our reports dated March 12, 2010, with respect to the consolidated financial statements of BioMimetic Therapeutics, Inc. and the effectiveness of internal control over financial reporting of BioMimetic Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Nashville, Tennessee
July 14, 2010